Exhibit 99.1

  COMMONWEALTH BANKSHARES, INC., NORFOLK, VA, ANNOUNCES QUARTERLY CASH DIVIDEND

    NORFOLK, Va., April 26 /PRNewswire-FirstCall/ -- (Nasdaq: CWBS) -- The Directors of Commonwealth Bankshares, Inc. declared a quarterly cash dividend in the amount of $0.06 per share on its common stock, payable May 31, 2006, to shareholders of record as of May 22, 2006. This is the second quarterly dividend declared in 2006, for a total year to date dividend of $0.12 per share, up 20% from the $0.10 per share dividend declared during the first two quarters of 2005. Total dividends paid in 2005 and 2004 were $0.21 and $0.20 per share, respectively. Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, commented, "Commonwealth Bankshares is dedicated to enhancing the value of our shareholders' investment in our Company. Our Company's stability and success, as well as our confidence in our business going forward, has enabled us to pass along our profits to our shareholders in the form of a dividend. In addition, I am proud to say we have provided a total return to our shareholders, which includes appreciation in share price and reinvestment of dividends, of 50% in 2005. In fact, over a three and five year period, Commonwealth Bankshares' stock has enjoyed an average total return of 158% and 424%, respectively. These returns far exceed the most successful banking organizations in the country today."

    Commonwealth Bankshares, Inc. offers its shareholders the convenience of a Dividend Reinvestment and Stock Purchase Plan and the direct deposit of cash dividends, without payment of any brokerage commission, fee or service charge.

    Holders of stock may have their quarterly dividends automatically reinvested in additional shares of the Company's common stock by utilizing the Dividend Reinvestment Plan. Shares of common stock purchased through the Dividend Reinvestment Plan with reinvested dividends will be 95% of the market price.

    Shareholders participating in the Stock Purchase Plan may also make voluntary cash contributions not to exceed $20,000 per quarter. These shares are issued at market value, without incurring brokerage commissions. In addition, shareholders also have the option of having their cash dividends deposited directly into an account with Bank of the Commonwealth.

    Shareholders may receive information on the Dividend Reinvestment and Stock Purchase Plan or direct deposit of cash dividends by contacting the Stock Transfer Department at Bank of the Commonwealth, P.O. Box 1177, Norfolk, VA 23501-1177.

    About Commonwealth Bankshares
    Commonwealth Bankshares, Inc. is the parent of Bank of the Commonwealth which opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the Company's growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has ten bank branches strategically located throughout the Hampton Roads region and an extensive ATM network for added convenience. The Company continues to grow and develop new services, such as Online Banking and a Corporate Cash Management program and at the same time, maintain the longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: "When you bank with us, you bank with your neighbors." Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through its subsidiary Executive Title Center, mortgage funding services through its subsidiary Bank of the Commonwealth Mortgage and investment related services through its new subsidiary, Commonwealth Financial Advisors, LLC.* Additional information about the company, its products and services, can be found on the Web at http://www.bankofthecommonwealth.com.

    Contact: Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, P.O. Box 1177, Norfolk, Virginia 23501, Phone:
(757) 446-6904 or ewoodard@bocmail.net Web Site:
http://bankofthecommonwealth.com

    *Securities and Insurance Products are: *not insured by FDIC or any Federal Government Agency * May Lose Value * Not a Deposit of or Guaranteed by the Bank or any Bank Affiliate. Securities and insurance offered through BI Investments, LLC. member NASD and SIPC. BI Investments is associated with Bank of the Commonwealth. Commonwealth Financial Advisors, LLC is a wholly- owned subsidiary of Bank of the Commonwealth. This press release contains forward-looking statements. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

SOURCE  Commonwealth Bankshares, Inc.
    -0-                             04/26/2006
    /CONTACT: Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer of Commonwealth Bankshares, +1-757-446-6904, or ewoodard@bocmail.net/
    /Web site:  http://www.bankofthecommonwealth.com /